EXHIBIT 4.16

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATIONS WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR PAYEE, CONCURRED IN BY COUNSEL FOR OBLIGOR THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

NULEAF RENO PRODUCTION, LLC

CONVERTIBLE PROMISSORY NOTE

$918,226.27	October 30, 2017

NuLeaf Reno Production, LLC, a Nevada limited liability company, and NuLeaf, Inc., a Nevada corporation (collectively, “Obligor”), for value received, hereby promises to pay to the order of MediFarm III, LLC, a Nevada limited liability company (“Payee”), the aggregate principal amount outstanding of Nine Hundred Eighteen Thousand Two Hundred Twenty Six Dollars and 27/100 ($918,226.27) under this Promissory Note (hereinafter sometimes referred to as this “Note”) upon maturity as set forth below together with interest as set forth herein. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. Convertible Loan Agreement. This Note is being issued in conjunction with that certain Convertible Loan Agreement of even date herewith (the “Loan Agreement”) where the capitalized terms used herein shall have the meanings prescribed for in the Loan Agreement. The debts, liabilities and obligations of Obligor to Payee under this Note, including all unpaid principal and all interest accrued hereon, whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined shall be referred to as the “Obligations”. All payments shall be applied first to accrued interest, and thereafter to principal.

2. Interest Rate. The outstanding principal amount shall bear interest from the date of this Note at a rate of six percent (6%) per annum, where said interest shall accrue and be paid on a quarterly basis; provided, however, in the event that the Obligor has obtained, or entered into an agreement to obtain, additional capital and/or financing during the Financing Period (as defined in the Loan Agreement) bearing a minimum rate of return, preferred return or interest rate in excess of the then stated interest rate of this Note, this Note shall immediately bear interest at the higher rate, where said increase shall be effective upon the date on which the higher rate starts to accrue. Interest shall be computed on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

3. Default Rate. Upon the occurrence of an Event of Default (as defined herein) under this Note or the Loan Agreement, interest shall accrue on all outstanding principal at a rate equal to the Interest Rate plus six percent (6%) per annum (the “Default Rate”).

4. Prepayment. This Note may not be prepaid by the Company without the prior written consent of the Payee.

5. Priority. This Note shall rank senior to any and all other loans, advances, debts, liabilities, obligations, covenants and duties of Obligor.

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6. Conversion. In accordance with Section 2 of the Loan Agreement, the principal amount of this Note shall be automatically convertible into fifty percent (50%) of the outstanding Membership Interest of NuLeaf Reno Production, LLC upon the receipt of the approvals for the admission of Payee as a member of NuLeaf Reno Production, LLC from the Regulatory Authorities (as defined in the Loan Agreement).

7. Maturity Date. In the event Payee does not receive all permits, licenses and approvals which are required to be obtained from Regulatory Authorities in order to own and operate the MME Production Facility by May 1, 2018, this Note shall become due and payable in equal quarterly payments of principal and interest due thereon in lawful money of the United States of America, with the first such payment being due on August 1, 2018.

8. Cancellation of Note. Upon payment in full of all principal and interest payable hereunder, or upon conversion of this Note into Membership Interests of NuLeaf Reno Production, LLC, this Note shall be surrendered to Obligor for cancellation.

9. Events of Default. Any of the following events which shall occur shall constitute an “Event of Default”:

a. Obligor shall fail to pay when due any amount of principal or interest hereunder or other amount payable hereunder, where such failure continues for five (5) days after receipt of written notice from Payee specifying such failure; or

b. Any representation or warranty made or furnished by or on behalf of Obligor to Payee in writing in connection with this Note or the Loan Agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

Upon the occurrence of any Event of Default, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default, and Payee may exercise from time to time any of the rights and remedies available under the Loan Agreement or under applicable law.

10. Time is of the Essence. Time is of the essence in the performance of this Note.

11. Waivers. Obligor waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note.

12. Fees and Costs. If the Indebtedness presented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, Obligor agrees to pay, in addition to the principal and interest payable thereon, reasonable attorneys’ fees and costs incurred by Payee.

13. Amendments and Waivers. No amendment or waiver of any provision of the Note, nor consent to any departure by Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Payee and the Obligor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Obligor, Payee and each transferee of this Note.

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14. Notice. Any notice or other communication (except payment) required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or three business days following deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to Payee:	MediFarm III, LLC c/o Terra Tech Corp. 2040 Main Street, Suite 225 Irvine, CA 92614 Attn: CEO

If to Obligor:	NuLeaf Reno Production, LLC c/o Puoy K. Premsrirut, Esq. 520 South Fourth Street Second Floor Las Vegas, NV 89101

Any payment shall be deemed made upon receipt by Payee. Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

15. Usury. Notwithstanding anything herein to the contrary, payment of any interest, expense or other amount shall not be required if such payment would be unlawful. In any such event, the note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

16. Further Assurances. Each party shall execute, acknowledge, deliver, file, notarize and register (at its own expense) all documents, instruments, certificates, agreements and assurances and provide all information and take or forbear from all such action as the other party may reasonably deem necessary or appropriate to achieve the purposes of this Note or satisfy the Obligations hereunder.

17. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or be invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

18. Construction. This Note is the result of negotiations among, and has been reviewed by, the Obligor, the Payee and their respective counsel. Accordingly, this Note shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Obligor or the Payee.

19. Governing Law and Jurisdiction. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to the conflicts of law rules of the State of Nevada or of any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Obligor and Payee have executed this Convertible Promissory Note as of the date first written above.

OBLIGOR:

NULEAF RENO PRODUCTION, LLC,

a Nevada limited liability company

By:

Title:	Manager

PAYEE:

MEDIFARM III, LLC,

a Nevada limited liability company

By:	Terra Tech Corp.
Title:	Authorized Member

By:

Title:	Manager

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